EXHIBIT 5.1

600 West Broadway
Suite 2600
San Diego, CA 92101-3372
619.236.1414
619.232.8311 fax

www.luce.com

February 20, 2007

Board of Directors

1ST PACIFIC BANCORP

4275 Executive Square, Suite 650

La Jolla, California 92037

Re:	Registration Statement on Form S-8
Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California

Ladies and Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission to register 1,037,142 shares of common stock, no par value per share (the “Common Stock”), of 1st Pacific Bancorp, a California corporation (the “Company”), to be issued pursuant to the Company’s Second Amended and Restated 2000 Stock Option Plan (the “Plan”).

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate.  For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being offered under the Plan, when issued in accordance with the Registration Statement and the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP

Luce, Forward, Hamilton & Scripps LLP